UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2021

Andina Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-56155	82-5051728
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3531 South Logan St, Suite D-357, Englewood, CO	80113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-416-7208

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each Exchange on which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in Form 10-K for the year ending December 31, 2020 and other places, Andina Gold Corp. (the “Company” or “Parent”) is taking the necessary steps to divest its assets located in Colorado, with a view to shift its focus to patented technologies for harvesting, drying, refinement, and extraction of cannabis and hemp varieties.

To that end, on May 13, 2021 Good Meds, Inc. (“Buyer” or “Good Meds”), a Colorado wholly owned subsidiary of the Company, has entered into an Asset Purchase Agreement (the “APA”) by and among Critical Mass Industries LLC, a Colorado limited liability company ("CMI"), Critical Mass Industries, Inc., a Colorado Corporation, the sole member of CMI (“CMI, Inc.”), John Knapp, the sole or controlling shareholder of CMI, Inc. (“Knapp”), who is also a significant shareholder of the Company, and Buyer. CMI, CMI, Inc. and Knapp are collectively referred to in the APA as the “Sellers”, and all parties thereto are collectively referred to as “Parties.”. The APA contemplates, among other, a swap between the Company’s Colorado assets and certain receivables as described herein, and additional consideration.

The various closings relating to the APA, as such are defined herein, are entirely contingent upon (1) the closing of certain transactions at a future date, as of yet unknown, to which neither the Company, nor its subsidiaries, will be a party, and (2) upon regulatory approvals to be obtained by parties unrelated to the Company or the Sellers. Thus, the transactions contemplated by the APA, and the conditions precedent to its closings, may be substantially delayed or may never occur.

Summary of the principal terms of the APA

Subject to certain terms and conditions set forth in the APA, CMI shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in certain assets (the “Purchased Assets”), which include all membership interests in two wholly owned CMI subsidiaries, Rocky Mountain Ways LLC and Herbal Options LLC. At present, these wholly owned CMI subsidiaries operate certain cannabis licenses in the state of Colorado, the divestiture of which is a precondition to the APA closing, such that at the end of all of the transactions contemplated by the APA neither the Company, nor the Company’s subsidiary, Good Meds, will own or operate any cannabis-related assets in the state of Colorado. The APA further contemplates that, upon completion of the various transactions contemplated therein, Good Meds will acquire, in addition to all membership interests in Rocky Mountain Ways LLC and Herbal Options LLC, these entities’ respective deposits, bank accounts and receivables from the sale by Rocky Mountain Ways LLC and Herbal Options LLC, respectively, of cannabis licenses and other assets. The APA transaction also contemplates the transfer of Rocky Mountain Ways LLC and Herbal Options LLC'’s respective books and records, goodwill and going concern value of the Purchased Assets. All Purchased Assets shall be free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

The Company’s subsidiary Good Meds will pay the “Purchase Price” for the Purchased Assets, which shall consist of (i) 1,500,000 shares of Parent’s common stock, par value $0.001 per share (the "Parent Shares"), (ii) the Assets Assigned to CMI LLC (iii) plus the assumption of the Assumed Liabilities, as such are defined below. Good Meds shall assume and agree to pay, perform and discharge certain liabilities and obligations arising after the Closing (as defined herein) under the Purchased Assets, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Sellers on or prior to the Closing, namely, Good Meds will assume all liabilities related to the bank accounts of Rocky Mountain Ways LLC and Herbal Options LLC incurred after the date of the Agreement and no other liabilities (collectively, the "Assumed Liabilities"). Other than the Assumed Liabilities, Good Meds shall not assume any liabilities or obligations of Sellers or of Rocky Mountains Ways LLC or of Herbal Options LLC of any kind, whether known or unknown, including, without limitation, tax liabilities, contingent, matured or otherwise, whether currently existing or hereinafter created. In consideration for the transaction contemplated under the APA, Good Meds shall assign to Seller any and all manufacturing, grow equipment, retail-related assets such as, without limitation, shelves, and intellectual property currently used in connection with the business of Rocky Mountain Ways LLC and Herbal Options LLC in relation to retail sale, manufacturing and cultivation of the cannabis related business in the territory of the state of Colorado (“Assets Assigned to Seller”).

The APA may have one or more closings of the transactions contemplated by the APA (each a "Closing"), which shall take place at a place, time and date mutually agreed by the parties but in no event shall the Final Closing (as defined below) occur prior to the closings contemplated under the cannabis license and assets sale agreements to which each of Rocky Mountain Ways LLC and Herbal Options LLC will be a party, and which contemplate the transfer of all cannabis-related licenses held Rocky Mountain Ways LLC and Herbal Options LLC in the state of Colorado as well as other related assets to third, unrelated parties (each closing occurring on a "Closing Date"). The final Closing contemplated under the APA, which shall result in the transfer of equity ownership of Rocky Mountain Ways LLC and Herbal Options LLC to Good Meds, shall be referred to as the “Final Closing.” The Company cannot provide any representations or reassurance that any transactions described or contemplated by the APA as a condition precedent to final Closing will in fact occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Andina Gold Corp.

/s/ Christian Noël
Christian Noël
CEO

Date: May 19, 2021